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                                                               EXHIBIT 10.2



                     VARIATIONS TO THE SERVICE AGREEMENT OF

                          ANDREW NEVILLE LYNDON-SKEGGS

                              OF 1st JANUARY 1999


In recognition of the changed circumstances at the Company and the new role envisaged for Andrew Lyndon-Skeggs (ANL-S) it is noted that the following changes have been implemented with immediate effect:-

1. Title / Position - instead of "Managing Director" as per clause 3.1 ANL-S will have the title of "President".

2.     Job Description -

       (i) Ambassadorial role representing the company at presentations to investors and other key parties, in the UK, America, Europe and elsewhere

       (ii) Development of overall policy and strategy, together with other executive directors, including the Town Pages "vision" and evolution of the website

       (iii) Third party liaison and negotiation, on behalf of the Board, including:

              (a)    Potential acquisitions

              (b) Establishment of key relationships including, for example, top level liaison with the media, operators of digital TV and mobile phones, national kiosk partners, major channel partners etc.

              (c) Liaison with our counterparts in the public sector and business, in Europe and beyond, to pave the path, at the appropriate stage, for Town Pages to expand beyond the UK.

              (d) Chairing the intermediate meetings of the executive directors between the quarterly meetings of the full Board.

3. In consideration of ANL-S accepting these proposed changes, ANL-S will have a period of 12 months from the date of the implementation of the changes to assess whether the new position and role is viable. In the event of his deciding that it is not viable after that 12 month period, he may elect to be made redundant and/or take early retirement with the following consequences:-

       (a) The Company agrees that ANL-S would, in those circumstances, be entitled to exercise all of his 70,000 share options as provided for in the IPO Prospectus (pages 51 and 52) as an employee leaving by reason of redundancy and/or retirement, at a time to be agreed with the Board of Town Pages, such agreement not to be unreasonably withheld.

       (b) ANL-S would be entitled to liquidated damages without any reduction for potential mitigation of a sum equivalent to his salary, bonus, pension contributions and the value of his contractual benefits for 12 months.